Exhibit 15.1

ICA AB and Subsidiaries

Consolidated Financial Statements

Years Ended December 31, 2005 and 2004 (unaudited)

ICA AB and Subsidiaries

Index

Years Ended December 31, 2005 and 2004 (unaudited)

Page
Report of Independent Registered Public Accounting Firm Financial Statements of ICA AB (1)	3

Consolidated Income Statements Years Ended December 31, 2005 and 2004 (unaudited)	4

Consolidated Balance Sheets December 31, 2005 and 2004 (unaudited)	5-6

Consolidated Statements of Shareholders’ Equity Years Ended December 31, 2005 and 2004 (unaudited)	7

Consolidated Statements of Cash Flows Years Ended December 31, 2005 and 2004 (unaudited)	8

Notes to Consolidated Financial Statements	9-61

(1)	The consolidated financial statements of ICA AB, an investee of Royal Ahold N.V., are included in this Annual Report on Form 20-F of Royal Ahold N.V. to comply with Rule 3-09 of Regulation S-X of the U.S. Federal Securities Laws.

Report of Independent Registered Public Accounting Firm

To the board of Directors and Shareholders of ICA AB

We have audited the accompanying consolidated balance sheet of ICA AB (the “Company”) as of December 31, 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for the year then ended (all expressed in Swedish Kronor). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financing reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ICA AB and subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for the year then ended in conformity with International Financial Reporting Standards as adopted by the European Union.

International Financial Reporting Standards as adopted in the European Union vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 33 to the consolidated financial statements.

Deloitte AB

Malmö, Sweden

April 12, 2006

ICA AB and Subsidiaries

Consolidated Income Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

	Notes	2005	2004
			(unaudited)
Net sales	5, 6	71,663	73,334
Cost of sales	7	(62,405)	(63,908)

Gross profit		9,258	9,426
Selling expenses	7	(4,770)	(5,444)
Administrative expenses	7	(2,964)	(2,747)
Capital gains		175	92
Other operating income	12	343	224
Share of associated companies’ and joint ventures’ net profit (loss)	18	(84)	426

Operating income	5, 8, 9, 10, 11, 13	1,958	1,977
Results from financial investments:	14
Interest income and similar profit/loss items		105	115
Interest expenses and similar profit/loss items		(392)	(350)

Income before income taxes		1,671	1,742
Income taxes	15	(148)	(226)

NET INCOME		1,523	1,516
Of which attributable to the Parent Company’s shareholders		1,536	1,515
Of which attributable to minority		(13)	1

The accompanying notes are an integral part of these consolidated financial statements.

ICA AB and Subsidiaries

Consolidated Balance Sheets (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

	Notes	2005	2004
			(unaudited)
ASSETS
NON-CURRENT ASSETS
Intangible fixed assets	16
Other intangible fixed assets		324	399
Goodwill		1,590	1,665
Tangible fixed assets	17
Buildings		5,870	5,967
Land		1,074	982
Investment properties		1,541	2,087
Leasehold improvements		552	343
Equipment		2,336	2,583
Construction in progress		1,068	713
Financial fixed assets
Shares in associated companies	18	687	178
Other financial fixed assets		138	95
Receivables from associated companies		583	250
Other long-term receivables	19, 22	3,506	2,662
Deferred tax assets	15	49	186

Total non-current assets		19,318	18,110
CURRENT ASSETS
Inventory	20	3,228	3,509
Current receivables
Receivables from customers	21	2,931	2,811
Trade receivables from shareholders		110	109
Tax assets		215	—
Interest-bearing receivables	22	1,634	1,512
Other short term receivables		32	31
Prepaid expenses and accrued income	24	1,669	1,347
Cash and cash equivalents		2,920	3,198
Assets held for sale	23	674	461

Total current assets		13,413	12,978
TOTAL ASSETS		32,731	31,088

The accompanying notes are an integral part of these consolidated financial statements.

ICA AB and Subsidiaries

Consolidated Balance Sheets (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

	Notes	2005	2004
			(unaudited)
Shareholders’ equity	25
Share capital		500	500
Other paid-in capital		12,557	12,557
Hedging and translation reserves		273	(104)
Accumulated deficit		(4,963)	(5,892)

Shareholders’ equity related to shareholders in the Parent Company		8,367	7,061
Minority interest in shareholders’ equity		19	33

Total shareholders’ equity		8,386	7,094
Long-term liabilities
Provisions for pensions	26	783	730
Deferred tax liabilities	15	519	701
Other provisions		105	106
Liabilities to credit institutions	27	5,068	140
Other financing		2,207	1,343
Derivative financial instruments	31	25	57
Other liabilities		198	128

Total long-term liabilities		8,905	3,205
Current liabilities
Liabilities to credit institutions		368	7,418
Other short-term financial liabilities		1,091	0
Derivative financial instruments	31	—	8
Deposits, ICA Banken		5,930	5,220
Accounts payable		4,945	5,013
Liabilities to associated companies		1	1
Tax liabilities		97	39
Other liabilities		963	895
Other short-term provisions		43	—
Accrued expenses and deferred income	24	2,002	2,195

Total current liabilities		15,440	20,789
TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		32,731	31,088

The accompanying notes are an integral part of these consolidated financial statements.

ICA AB and Subsidiaries

Consolidated Statements of Shareholders’ Equity (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

	Share capital	Other paid in capital	Hedging and translation reserves	Retained earnings	Shareholders’ equity related to shareholders in parent company	Minority interest	Total shareholders’ equity
Opening balance, January 1, 2004 (unaudited)	500	12,557	0	(1,180)	11,877	34	11,911
Currency translation differences (unaudited)			(61)		(61)		(61)
Changes in market valuation of derivatives, net of tax (unaudited)			(43)		(43)		(43)
Dividends (unaudited)				(6,228)	(6,228)		(6,228)
Net income for the year (unaudited)				1,516	1,516	(1)	1,515

Closing balance, December 31, 2004 (unaudited)	500	12,557	(104)	(5,892)	7,061	33	7,094

Opening balance, January 1, 2005	500	12,557	(104)	(5,892)	7,061	33	7,094
Currency translation differences			395		395		395
Changes in market valuation of derivatives, net of tax			(18)		(18)		(18)
Structure change					0	(1)	(1)
Dividends				(607)	(607)		(607)
Net income for the year				1,536	1,536	(13)	1,523

Closing balance, December 31, 2005	500	12,557	273	(4,963)	8,367	19	8,386

The accompanying notes are an integral part of these consolidated financial statements.

ICA AB and Subsidiaries

Consolidated Statements of Cash Flows (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

	Notes	2005	2004
			(unaudited)
Operating activities
Net income		1,523	1,516
Depreciation and amortization	10	1,175	1,228
Impairments	10	119	309
Undistributed earnings from associated companies	18	90	(301)
Capital gains/losses, net		(175)	(92)
Interest received	14	(105)	(115)
Interest paid	14	392	350
Deferred tax		(25)	25
Provisions		17	2
Other non cash items		(124)	—
Income taxes		(200)	(196)

Cash flow from operating activities before changes in working capital		2,687	2,726
Changes in working capital
Inventory		105	79
Loan portfolio ICA Banken		(1,084)	(1,889)
Short-term receivables		(250)	84
Short-term liabilities		881	(308)

Cash flow from operating activities		2,339	692
Investing activities
Purchase of fixed assets	16, 17	(2,547)	(2,843)
Proceeds from sale of fixed assets		489	767
Loans to franchisees		(162)	—
Repayment of loans from franchisees		575	215
Proceeds from sale or disposal of available for sale assets		523	137
Purchase of financial fixed assets		(110)	—
Proceeds from sale of financial fixed assets		83	90
Investment in associated companies		(76)	(63)
Divestment of associated companies		149	2,461

Cash flow from investing activities		(1,076)	764
Financing activities
Change in minority share in equity		0	1
Repayments of borrowings		(5,933)	—
Proceeds from borrowings		5,130	3,508
Dividends paid		(607)	(6,228)

Cash flow from financing activities		(1,410)	(2,719)
Cash flow of the year		(147)	(1,263)
Cash and cash equivalents beginning of year		3,198	4,541
Exchange rate differences		(131)	(80)

Cash and cash equivalents at end of year		2,920	3,198

The accompanying notes are an integral part of these consolidated financial statements.

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Basis of presentation and significant accounting policies

Formation of the company and purpose of these financial statements

ICA AB (formerly known as “ICA Ahold AB”, also referred to as the “Company” or “ICA”) began operations in 1917 in Sweden. ICA Ahold AB was created in December 1999 shortly after the signing of the preliminary partnership agreement between ICA Förbundet Invest AB (“ICA Förbundet”) of Sweden, Canica AS of Norway, and Royal Ahold of the Netherlands contemplating their investment in the operations of ICA AB, the then parent of the operations of ICA. ICA Ahold AB was created to act as a holding company, facilitating this partnership structure. Both Canica AS and ICA Förbundet contributed their shares in ICA AB to ICA Ahold AB in exchange for share ownership in ICA Ahold AB. Cash contributed by Royal Ahold to ICA Ahold AB, in exchange for ownership in ICA Ahold AB, was largely used to fund an offer to the remaining 3,900 shareholders of ICA AB for outstanding B and C shares in ICA AB. Upon the acceptance by more than 99 percent of the remaining shareholders at the end of April 2000, Royal Ahold funded its investment in ICA Ahold AB and ICA Ahold AB purchased the shares from the remaining shareholders. Accordingly, operations of the partnership in this form of ownership commenced May 1, 2000. For the purposes of these financial statements, ICA Ahold AB is referred to as ICA AB.

The formation of the Company and its subsidiaries, in its present ownership structure, was not accounted for using the purchase method of accounting. Instead, the transaction on May 1, 2000 was deemed a reorganization of the business between shareholders, none of which controlled the Company, to allow a new investor, Royal Ahold, to acquire through a tender offer a less-than-majority portion of the shares in the business, largely from investors who ceased being shareholders in the Company . All of the outstanding assets and liabilities of ICA AB became assets and liabilities of the Company, which maintained its management, employees, and offices and continued the same business. Accordingly, ICA Ahold recognized the assets and liabilities transferred at their carrying amounts in the accounts of ICA AB at May 1, 2000.

According to the Shareholders’ Agreement among Royal Ahold, Canica AS and ICA Förbundet, Canica AS held a put option. During 2004, Canica AS exercised its put option, which forced Royal Ahold to purchase all of Canica AS’s shares. Subsequently, Royal Ahold entered into an agreement with ICA Förbundet to purchase from Royal Ahold half of the shares of ICA AB that Royal Ahold acquired as a result of the exercise of Canica AS’s put option. The exercise of the option in conjunction with the sale of Canica AS’s shares to ICA Förbundet resulted in Royal Ahold holding 60 percent of ICA AB’s shares while ICA Förbundet holds 40 percent. The Shareholders’ Agreement does not allow Royal Ahold to acquire control as a result of the transaction. On November 4, 2004 ICA AB paid a special divided of SEK 5,500 to ICA Förbundet and Royal Ahold.

These consolidated financial statements of ICA AB have been prepared to assist Royal Ahold in satisfaction of its periodic reporting requirements with the Securities and Exchange Commission of the United States of America (“SEC”) pursuant to rule 3-09 of regulations S-X of U.S. Federal Securities Laws.

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

The Company’s business

The Company’s primary businesses are located in Sweden and Norway, with other operations through a joint venture in the Baltic countries.

In Sweden, the Company operates extensive wholesale, retail and real estate businesses that support the more than 1,400 retail stores in Sweden, most of which are operated as franchises. In addition, the Company operates a food distribution service in Sweden supplying products to convenience stores as well as the restaurant and catering sectors. Through a joint venture arrangement, the company operates a growing number of discount retail stores in Sweden. The Company also sells and develops financial services for private individuals in Sweden.

In Norway, the Company operates extensive wholesale, retail and real estate businesses that support more than 700 retail stores in Norway, most of which are Company-owned. The number of Company-owned stores is decreasing due to a store conversion program. In 2005 66 stores were converted from Company-owned to franchise stores.

On January 3, 2005 ICA and Kesko formed a joint venture by merging their Baltic operations. The new company, Rimi Baltic AB, is one of the leading and most modern food retail chains in the region. ICA and Kesko each own 50% of the new business. Rimi Baltic is reported according to the equity method. In 2004 ICA reported the Baltic store operations as a subsidiary, ICA Baltic, which meant that its sales were included in those of the Group. Since Rimi Baltic AB is a joint venture reported according to the equity method, only ICA’s share of its after-tax income is now reported in the consolidated income statement.

Reporting currency

These consolidated financial statements have been prepared in SEK. References to “SEK”, “Swedish krona” or “Swedish kronor” are to the lawful currency of Sweden.

Note 1 Accounting principles

These consolidated accounts are prepared in accordance with International Financial Reporting Standards (“IFRS”) and the pronouncements issued by the International Financial Reporting Interpretation Committee (IFRIC), as adopted by the European Union, which is currently in all material aspects the same as IFRS. The Company also follows the general advice of the Swedish Accounting Standards Board (Redovisningsrådet RR) RR 30:05 Complementing accounting principles for groups, which specifies the additional requirements to IFRS required in accordance with the Annual Accounts Act. The Company’s accounting policies, as described below, have been applied consistently in all periods presented.

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

The following standards and interpretations were issued but not effective at the moment of approval of this annual report:

IFRS 6 Exploration for and Evaluation of Mineral Resources

IFRS 7 Financial Instruments: Disclosures

IFRIC 4 Determining whether an arrangement contains a lease

IFRIC 5 Rights to interests arising from Decommissioning, Restoration and Environmental Rehabilitation Funds

IFRIC provides guidance in determining whether arrangements that do not take the legal form of a lease should be accounted for in accordance with IAS 17 Leases. IFRS 6 and IFRIC 5 are not applicable for ICA’s operations. ICA has assessed the above standards and interpretations and does not believe they will significantly impact the Company’s financial results, cash flows or financial position. As IFRS 7 includes disclosure requirements only, its adoption will not have an impact on the Company’s financial results, cash flows or financial position.

Transition to IFRS

As of January 1, 2005 ICA applies IFRS accounting standards in its consolidated accounts. According to the transitional rules for IFRS, one comparative year is required, which means that the transition date is January 1, 2004 and therefore the comparative figures for 2004 are also in compliance with IFRS.

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

The transition to IFRS is reported according to IFRS 1 “First-time Adoption of International Financial Reporting Standards.” Previous ICA financial statements were prepared in accordance with the provisions of the Annual Accounts Act and the general advice of the Swedish Accounting Standards Board (“Swedish GAAP”). Note 3 presents and quantifies the effects of the transition to IFRS. An analysis of the effects of the transition is included below:

IFRS 1, First-time Adoption of International Financial Reporting Standards

The accounting and valuation of assets and liabilities in the opening balance sheet as of January 1, 2004 has, with certain exemptions according to IFRS 1 as described below, been done with retroactive application.

•	IFRS 3, Business Combinations, allows prospective application for acquisitions and business combinations that took place after January 1, 2004

•	Actuarial gains and losses attributable to the period prior to January 1, 2004 are reported in their entirety as part of equity in the balance sheet with the transition to IFRS

•	Translation differences accumulated prior to January 1, 2004 are accounted for as retained earnings

IFRS 3, Business Combinations

In accordance with IFRS 3, amortization of goodwill was stopped as of January 1, 2004 and the goodwill amortization reported in 2004 in accordance with Swedish GAAP, has been reversed in the comparative figures for 2004. As of January 1, 2004 goodwill is tested annually for impairment irrespective of whether there is an indication of impairment. Any write-downs are reported in the income statement.

In addition IFRS 3 requires that for acquisitions on or after January 1, 2004 the selling price needs to be allocated in more detail to identifiable assets, liabilities and contingent liabilities. In particular, a more detailed allocation of specifically identifiable intangible assets is required than was the practice under ICA’s previous accounting principles.

IFRS 5, Assets Held for Sale and Discontinued Operations

According to IFRS 5, assets held for sale are not depreciated. These are measured at the lower of their carrying amount and fair value less cost to sell. Under Swedish GAAP, such assets continued to be depreciated.

IAS 18, Revenues

Under Swedish GAAP, sales of alcoholic beverages were recognized including selective purchase taxes. However, IAS 18 requires that such selective purchase taxes be reported net and therefore a reduction in net sales was recorded under IFRS.

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Under IAS 18, property sales in which the Company retains a commitment are not treated as sales. Under Swedish GAAP such transactions were recorded as sales by recording the net gain/loss as part of other operating income. Under IFRS, the property remains on the balance sheet and the purchase proceeds are reported as long-term liabilities. The most common example is a sale-leaseback transaction, where the re-leased property is leased to an ICA retailer.

IAS 27, Consolidated and Separate Financial Statements

Under Swedish GAAP, Swedish store subsidiaries that have been held for temporary periods are not consolidated in order to provide a more accurate picture of the Group’s development. According to IAS 27, all companies in which ICA AB has a decisive influence are consolidated. Compared with Swedish GAAP, a number of Swedish store subsidiaries have therefore been consolidated during these temporary periods of ownership.

IAS 39, Financial Instruments, Recognition and Measurement

ICA uses derivative financial instruments such as forward exchange contracts and interest rate swaps to a limited extent to reduce risks associated with fluctuations in interest rates and exchange rates. As described more fully later in this footnote under “Financial Instruments,” these derivatives are reported at fair value in accordance with IAS 39 in the consolidated financial statements for 2004 and 2005.

Under Swedish GAAP, derivatives that were designated and qualified as hedges were not recognized in the balance sheet or income statement until the period in which the underlying hedge exposure affected earnings. In addition, derivative financial instruments that were not designated as qualifying hedges were recorded as short-term investments in the consolidated balance sheets at the lower of cost or market with adjustments to earnings as a component of interest and other financial income.

IAS 19, Employee Benefits

Defined benefit pension obligations have previously been reported under Swedish GAAP according to the Law on Safeguarding of Pension Commitments. The Company has chosen to apply IAS 19 as of January 1, 2004 , which means, among other things, that actuarial gains and losses that arose prior to this date are recorded against the opening shareholders’ equity balance.

IAS 7, Cash Flow Statements

The statement of cash flows has changed due to the added cash flow from the consolidated store subsidiaries as described above. The implementation of IAS 18 did not impact total cash flows, but it resulted in differences in cash flows from operating, investing and financing activities from the amounts previously reported under Swedish GAAP. In addition, cash and

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

cash equivalents are defined differently under Swedish GAAP and IFRS. Under IFRS, cash and cash equivalents includes short-term investments with original maturities within 90 days: under Swedish GAAP these investments were not considered part of cash and cash equivalents and consequently under IFRS, the change in these investments is not included as a change in net cash flow from operating activities.

Accounting principles used

Basis of accounting

The consolidated accounts are based on historical acquisition values, with the exception of financial derivatives and certain financial assets, which are valued at fair value.

Consolidated accounts

The consolidated accounts comprise the Parent Company, ICA AB, and its subsidiaries. A subsidiary is included in the consolidated accounts as of the date the Parent Company secures control over the company and is no longer included as of the date the Parent Company’s control over the company ends.

A minority interest is initially recorded for the minority shareholders’ share in the fair value of the net assets. The minority interest is recorded in shareholders’ equity separately from the Parent Company’s equity. The income or loss of minority interest is recorded in the income statement separately from the Parent Company’s results as an allocation of results over the period.

For all units included in the consolidated accounts, uniform accounting principles are applied. This also applies to companies reported according to the equity method. All intra-Group transactions are eliminated.

Investments in associated companies

Holdings in associated companies are reported according to the equity method. An associated company is a unit in which the Group has a significant but not a decisive influence. Application of the equity method means that investments in associated companies are reported in the balance sheet at acquisition value plus any changes in the Group’s share of the associated company’s net assets less any write-downs and dividends. The income statement reflects the Group’s share of associated companies’ income or loss after tax.

The difference between the fair value of the Group’s share of the net assets of the acquired associate and the purchase value is accounted for based on the nature of the difference or as goodwill (excess value) or in case of a negative difference directly brought to the income statement. The Group’s investments in associated companies comprise goodwill, which is dealt with in accordance with the accounting principles for goodwill described below.

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Impairment testing is conducted on reported shares in associated companies when there are indications of a decrease in value.

For transactions between Group companies and associated companies, the portion of unrealized gains and losses corresponding to the Group’s share of the associated company is eliminated.

Investments in joint ventures

A joint venture is a contractual arrangement whereby two or more parties undertake an economic activity that is subject to joint control. ICA AB has two joint ventures, Netto Marknad AB and RIMI Baltic AB. ICA AB reports joint ventures according to the equity method of accounting.

Translation of foreign currency

Transactions in foreign currency are posted in the accounts on the transaction date at the spot rate. Monetary assets and liabilities in foreign currency are reported in the balance sheet as of the closing date restated at the rate then in effect. Such exchange rate differences are recorded in the income statement.

Results and the financial position of all Group companies with a functional currency other than the reporting currency are translated as follows:

Assets and liabilities in each reported balance sheet are translated at the closing date exchange rate, income and expenses in each income statement are translated at the average exchange rate for the period, all exchange rate differences that arise are reported as a separate component of shareholders’ equity.

When such operations are divested, the cumulative exchange rate differences reflected in shareholders’ equity are reported together with the gain or loss on the sale in the income statement.

Goodwill and adjustments to fair value attributable to acquisitions of operations with a functional currency other than SEK are treated as assets/liabilities in the acquired operations and are translated at the closing date exchange rate.

Revenue

Revenues from the sale of wholesale products and from the Company’s food service business are recognized when inventory is delivered to the third-party retailer, as wholesale revenue is not subject to the successful retail sale. Revenues from the sale of retail products from Company-owned retail stores are recognized when products are purchased by the consumer (point of sale in the retail store). Revenue is measured at the fair value of the consideration received or receivable taking into account the amount of any trade discounts and volume rebates allowed by the Company. Revenue is recorded net of any value-added taxes or selective purchase taxes for alcoholic beverages that are to be remitted to the government.

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Service revenues include royalties, franchise fees and revenue from various forms of consulting services. Service revenue is accrued in the income statement as it is earned.

ICA Banken commissions from bank cards or mediated mortgages and other services are accounted as net sales as they are earned.

Other income

Dividends are reported in income statement when the right to receive payment has been determined.

Other income from the sale of real estate (or shares in companies that hold real estate as a sole or primary asset) is normally recognized when legal title of the real estate (or shares in companies that hold real estate as a sole or primary asset) passes to the buyer. However, in some jurisdictions the equitable interest in a property may vest in the buyer before legal title passes and therefore the risks and rewards of ownership have been transferred at that stage. In such cases, provided that the Company has no further substantial acts to complete under the contract, other income is recognized. In instances where the Company has not received full payment of the selling price from the buyer, the Company delays recognition of other income if there is insufficient evidence of the buyer’s commitment to complete payment.

Net financial income from the operations in ICA Banken is accounted as other operating income, due to the fact that it is related to a Bank operation and is not financing of the Company’s business itself.

Business combinations, goodwill and other intangible assets with indefinite useful life

The purchase accounting method is applied to the acquisition of subsidiaries. The purchase value of an acquisition consists of the fair value on the acquisition date of the assets and new and acquired liabilities plus direct purchase costs. Acquired identifiable assets, liabilities and obligations are recorded at fair value. The difference between the purchase value and fair value is recorded as goodwill. If the purchase value is less than the fair value of acquired identifiable assets, liabilities and obligations, the difference is recorded directly in the income statement.

In accordance with IFRS 3, it is assumed that the goodwill has an indefinite useful life. Intangible assets with an indefinite economic life are not amortized. The reported value of intangible assets that are not amortized is tested at least annually for impairment. Any write-downs are reported in the income statement.

The goodwill arising from business combinations is attributed at the time of the combination to assets that generate a cash flow independent from other assets and which benefit from the acquisition.

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Other intangible assets

Other intangible assets consist primarily of information technology systems and are reported in the balance sheet at acquisition value less accumulated amortization. Amortization is based on the straight-line method over the estimated economic life of the intangible asset.

Tangible fixed assets

Tangible fixed assets are reported at their acquisition value less accumulated depreciation and any impairments. The acquisition value of tangible fixed assets is depreciated to its estimated residual value. Depreciation is recorded on a straight-line basis over the estimated economic life of the assets. Residual values and economic lives are reassessed at the close of each year and adjusted when necessary.

Investment properties

Properties used by the Group or leased to ICA retailers are reported as operating properties. Other properties, which are leased to third parties, are reported as investment properties. Investment properties are reported at acquisition value less accumulated depreciation and any impairment. Depreciation is based on the straight-line method over the estimated economic life. Residual values and economic lives are reassessed at the close of each year and adjusted when necessary.

Assets held for sale

Assets are classified as assets held for sale if they are available for immediate sale, a decision has been made to sell them and it is likely that a sale will be made within 12 months. Assets held for sale are valued when the reclassification is made, in accordance with IFRS 5, at the lower of book value or the estimated sales value less selling costs.

Depreciation

Depreciation is calculated on the acquisition value of the assets. Depreciation schedules are based on the following estimated economic lives:

Buildings	20 – 40 years
Leasehold improvements	6 – 20 years
Store equipment and trucks	7 years
Capitalized development costs	3 – 5 years
Other equipment	3 – 10 years

Impairment testing

The reported value of tangible fixed assets is tested for impairment when events or other conditions indicate that the reported value may not be recoverable. In the test, the reported value is compared with the higher of the asset’s fair value less sales expenses and the value in use. Value in use consists of the present value of the future net cash flow that the asset generates. If a single asset does not generate a cash flow independent of other assets, cash flow is calculated for the group of assets, i.e., the cash-generating unit. The value in use calculation of future net cash flows uses a discounting factor before tax that reflects management’s current estimate of the time value of money and the risks associated with the

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

asset. If the reported value exceeds the higher of the asset’s net realizable value and value in use, the asset is written down to the higher of its net realizable value or value in use.

Goodwill, assets with an indefinite economic life and intangible assets that are not yet taken in use are tested annually for impairment irrespective of whether there is an indication of impairment. Testing for impairment could take place more often when events or other conditions indicate that the reported value may not be recoverable.

The impairment is reported in the income statement if the recoverable amount is lower than the book value. Impairments for assets other than goodwill can be reversed if the assumptions used in the calculation that lead to the impairment have changed. The impairment reversal is limited to the depreciated amount that would have been recognized had the original impairment not occurred. A reversal of recorded impairment is reported in the income statement.

Inventory and vendor allowances

Inventory is valued at the lower of acquisition value or net realizable value. Costs are determined using the first-in, first-out (FIFO) method. Purchase value consists of all purchase costs after deducting supplier allowances related to products in stock. Net realizable value corresponds to the estimated sales price under normal conditions less estimated costs to finish the product and the costs required to make the sale.

The Company receives various types of vendor allowances in the form of up-front payments (lump-sum payments or prepaid amounts), rebates (in the form of cash or credits), and other forms of payments that effectively reduce the Company’s cost of goods purchased from a vendor or the cost of promotional activities conducted by the Company that benefit the vendor.

Vendor allowances are only recorded if evidence of a binding arrangement exists with the vendor and the amounts that will be received are both probable and estimable. Evidence of an arrangement takes different forms. Arrangements with vendors are principally evidenced by written contracts. In the absence of written contracts, other documentation evidencing an arrangement are: (i) documentation received from vendors, including end-of-period settlement statements (ii) vendor presentation materials (iii) term sheets and (iv) e-mails or other documentation specifying the terms and conditions of the vendor allowance receivable. The Company only considers these forms of documentation binding when they are consistent with historical business practices of a vendor and when settlement has occurred subsequent to the balance sheet date or is reasonably assured.

The most common allowances offered by vendors are (i) volume rebates, which are off-invoice or amounts billed back to vendors based on the quantity of products sold to customers or purchased from the vendor and (ii) promotional allowances, which relate to cooperative advertising and market development efforts. The timing of recognition depends on the facts and circumstances as described below for the various types of arrangements.

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Slotting and stocking allowances that are paid by vendors in return for introducing their new products in a store, and up-front payments by vendors and rebates received relating to volume of products purchased, are all volume rebates recognized on a systematic basis as a reduction of the purchase price costs of goods sold of the related products as they are sold. If these volume rebates are contingent on achieving certain minimum volume targets, the rebates are accrued only to the extent it is probable that the minimum volume targets will be achieved and the amount of the allowance rebate can be reasonably estimated. Accrued allowances are recognized in cost of sales when the products to which the vendor rebates relate are sold. Accordingly, a portion of volume rebates earned during a period is recorded as a reduction of unsold inventory balances at the end of the period.

Scan billback volume rebate programs involve amounts billed back to vendors based on scan data, in some cases adjusted to compensate for scanning errors and/or administrative costs. These allowances rebates are recognized as an offset to cost of sales when the related products are scanned at the point-of-sale.

Promotional allowance payments from vendors representing promotional activities are recorded as a reduction of the cost of the related products when the advertising or other marketing activities specified in the contract are performed by the Company for the vendor. If no specific performance criteria are defined in the contract, the allowance is deferred over the term of the contract. Upon the sale of the related products the promotional allowance is recognized as a reduction of cost of sales.

Other vendor allowances mainly relate to promotional display allowances paid by vendors in return for displaying their products in a specific manner or location and other lump sum payments. These payments are also considered to be a discount on the products purchased and are recorded as such over the term of the agreement if a specific commitment term is indicated or upon completing the criteria indicated in the contract. These allowances are recognized as a reduction of the cost of sales upon the sale of the related product.

Financial instruments

A financial asset or financial liability is recognized in the balance sheet when the Company becomes party to the instrument’s contractual conditions. A financial asset is removed from the balance sheet when the rights in the agreement are realized, expire or the company loses control over them. A financial liability is removed from the balance sheet when the obligation in the agreement is fulfilled or otherwise extinguished.

For spot purchases and spot sales of financial assets, settlement date accounting is applied.

Financial instruments are reported at amortized cost or fair value depending on the initial categorization according to IAS 39.

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Calculation of fair value of financial instruments

The fair value of derivatives is determined using the official market quotes on the balance sheet date. If such quotes are unavailable, generally accepted methods are used such as discounting of future cash flows to listed market interest rates for each maturity. Translation to Swedish kronor is made at the quoted rate on the balance sheet date.

All derivatives are reported at fair value in the balance sheet and are recorded as Other short-term receivables or Derivative financial instruments. For derivatives that are not reported as hedges and those that are included in a fair value hedge, changes in value are reported through profit or loss. For derivatives that meet the requirements for cash flow hedges, changes in value are reported in equity until the hedged item is recognized through profit or loss.

Amortized cost

Amortized cost is calculated according to the effective interest method, which means that any premiums and discounts as well as directly attributable expenses and income are accrued over the maturity of the contract in accordance with the estimated effective interest rate. The effective interest rate is the rate that produces the instrument’s cost as a result of the present value calculation of future cash flows.

Netting of financial assets and liabilities

Financial assets and liabilities are offset and reported net in the balance sheet when there is a legal right of set-off and when the intent is to settle the items with a net amount or to realize the asset and settle the liability at the same time.

Interest

Interest income is reported as it is earned. Interest income is calculated on the basis of the underlying asset’s yield according to the effective interest rate. Loan expenses and interest are recognized in profit or loss in the period to which they are attributable.

Interest expenses associated with new construction or major renovations or additions are capitalized as part of the production cost of the fixed asset.

Other long-term receivables

Long-term receivables and other current receivables are receivables that arise when the company provides money without the intent to engage in trading in the claims. If the expected holding period is more than one year, they are considered long-term receivables and if it is less they are considered other receivables. These receivables are categorized in accordance with IAS 39 as “Loans and receivables.” Assets in this category are valued at amortized cost.

Short-term receivables

Accounts receivable and other receivables are categorized as “Loans and receivables,” which means that they are reported at cost. Accounts receivable with short anticipated maturities, which usually fall due for payment after 10-45 days, are initially reported at the invoiced amount without discounting. An estimation of doubtful claims is made when it is no longer likely that the full amount will be collected.

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Current interest bearing receivables

Current interest bearing receivables consist mostly of the current portion of credits and customers’ loans that are provided by ICA Banken to customers. The amount outstanding is recorded at accrued acquisition value at payment date and thereafter considered for discovered and probable credit losses. The receivables are recorded in the balance sheet after impairment for credit losses. The long-term portion of the ICA Banken loans is included in other long-term receivables.

Cash and cash equivalents

Cash and cash equivalents comprise cash, bank balances and other short-term investments with an original maturity of no more than three months as well as bank overdraft facilities. In the balance sheet, overdraft facilities are reported as borrowing among current liabilities. Cash and bank balances are reported at nominal amounts and other short-term investments at their fair value with changes in value recognized through profit or loss.

Other financial liabilities/interest-bearing loans and borrowings ICA Banken

Liabilities to credit institutions, deposits in ICA Banken and other liabilities are categorized as “Other liabilities” and valued at amortized cost. Any gain or loss that arises when the loan is repaid is recognized through profit or loss. Long-term liabilities have an anticipated maturity of more than one year, while short-term liabilities have a maturity of less than one year.

Accounts payable

Accounts payable are categorized as “Other liabilities,” which means they are recognized at amortized cost. The anticipated maturity of accounts payable is short, and therefore the liability is reported at nominal amount without discounting.

Provisions

Provisions are reported in the balance sheet when the Group has a legal or constructive obligation resulting from an event that has occurred and it is more likely than not that an outflow of resources associated with the economic benefits will be required to fulfill the obligation and the amount can be reliably estimated. If it is virtually certain that compensation will be received corresponding to a provision that has been made, e.g., through an insurance agreement, the compensation is reported as an asset in the balance sheet. If the effect of the time value of the future payment is considered significant, the value of the provision is determined by estimating the present value of the expected future cash flow with a discounting factor (before tax) that reflects the management’s current estimation of the time value based on current market conditions. The gradual increase in the allocated amount necessitated by the present value calculation is reported as interest expense in the income statement. Provisions are reconsidered at the close of each year.

The Company provides certain financial guarantees to related parties in connection with certain operating leases and debt agreements for certain joint ventures and associates. The Company considers these financial guarantees insurance contracts under IFRS 4, Insurance Contracts, (“IFRS 4”) as the payment under the guarantee is contingent on an event of default on payment by the lessee or debtor. As permitted by IFRS 4 the Company follows the

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

accounting policy of recognizing a provision obligation when it is more likely than not that the Company would have to pay under the guarantee, consistent with the guidance in IAS 37, Provisions Contingent Liabilities and Contingent Assets.

Pensions and other post-employment benefits

Pension obligations are classified as defined contribution or defined benefit plans. In the latter, it is the Company’s responsibility to make available the contractual benefits for current and previous employees. The actuarial and investment-related risks are borne by the Company, while in defined contribution plans the Company’s responsibility is to make payments to an insurance company.

The present value of defined benefit commitments for current or previous employees is estimated based on actuarial assumptions made at least once a year. The assumptions consist of the Company’s best estimate of the variables that determine the cost to maintain the benefits. When actuarial assumptions are used, it is not unlikely that the actual outcome will deviate from what had been expected. These differences are reported as actuarial gains and losses. They can be caused, for example, by high or low employee turnover, salary changes and changes in the discount rate. They are recognized in the income statement, over the remaining service lives of the employees, only to the extent that their net cumulative amount exceeds 10% of the greater of the present value of the obligation or of the fair value of the plan assets at the end of the previous year.

Leasing

ICA as lessee

Leases in which essentially all risks and benefits associated with ownership accrue to the lessor are classified as operating leases. Leasing charges for operating leases are reported as an expense in the income statement and recognized on a straight-line basis over the life of the agreement.

A lease agreement that according to management’s judgment, transfers substantially all of the benefits and risks of ownership to the Company is accounted for as a financial lease. Significant financial leases are reported as fixed assets and liabilities in the balance sheet, while in the income statement the cost is reported among operating expenses and interest expense.

ICA as lessor

Financial leases are recognized in the balance sheet as receivables at an amount equal to the net investment of the lease in accordance with the leasing agreement. Received lease payments are recorded as a reduction of the lease receivables and as financial income. The allocation to financial income is based on a pattern reflecting a constant periodic return over the lease term.

The assets subject to operating leases are presented according to the nature of the asset. Lease income from operating leases is recognized in income on a straight-line basis over the lease

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

term. Initial direct costs incurred at the start of the lease are recognized as an expense over the lease term on a straight-line basis.

Income tax

Current income taxes are recorded for the amounts of taxes due to the appropriate taxing authorities related to the current period’s taxable income. Taxable income differs from reported income before tax in the income statement as certain revenues are not taxable and certain costs are not deductible in the current period.

Deferred income tax assets and liabilities are recorded for the estimated future tax consequences of events attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted rates in effect in the year the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the Company’s consolidated income statement in the period of the enactment of the change in tax rates. A deferred tax liability is reported in the balance sheet for all taxable temporary differences, except in cases where a temporary difference relates to goodwill or to an asset or liability in a transaction other than a business combination and which, at the time of the transaction, affects neither the reported nor taxable gain or loss during the period and when the temporary difference is attributable to investments in subsidiaries, associated companies and interests in joint ventures, when the Group can influence when the reversal of the temporary difference will take place and it is probable that the temporary difference will not be reversed for the foreseeable future.

Deferred tax assets are reported for all deductible temporary differences and unutilized tax loss carryforwards to the extent it is probable that future taxable gains will be available. The reported value of deferred tax assets is tested on each closing date and reduced to the extent it is no longer probable that sufficient taxable gains will be available to offset wholly or in part the deferred tax assets.

Segments

For ICA, the business areas are considered its primary segments and countries its secondary segments. The Group’s operations are divided into the following business areas: ICA Sverige, ICA Norge, ICA Meny and ICA Banken. The first two relate to retail operations in each respective geographic region and the third relates to a wholesale operation for catering firms and convenience stores in Sweden and Norway.

Important assumptions and assessments

The consolidated accounts are based on various assumptions and assessments made by the Board of Directors. These assumptions affect the reported values of assets and liabilities, of income and expenses, and of pledged assets and contingent liabilities. Known and unknown risks, uncertainties and other factors could cause the Company’s actual future results, performance and achievements to differ materially from those assumptions and assessments. The assumptions and assessments that the Board of Directors feels are most important and

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

where there is the greatest risk of future changes in the value of assets and liabilities are as follows:

Sale and Leaseback

Each year ICA AB builds a number of stores in attractive locations. At the same time it sells older properties, which are leased back by ICA AB and sublet to the ICA retailer on identical leasing terms. The sale and leaseback transactions are treated as financing when significant risks and rewards of ownership are not being transferred to the purchaser, such that it is deemed as if the sale did not occur. The properties are still accounted in the balance sheet and are depreciated based on a straight-line basis over their estimated useful life. The proceeds received are accounted as a long-term liability, while the lease cost is split between interest expenses and amortization of the long-term liability. Judgment is required in evaluating whether the agreement transfers substantially all risks and rewards of ownership to the buyer-lessor. Similarly, judgment is required on various aspects that include, but are not limited to, the fair value of the leased asset, the economic life of the leased asset, whether or not to include renewal options in the lease term and determining an appropriate discount rate to calculate the present value of the minimum lease payments.

Sale of loan portfolio and ending of store financing by ICA

In November 2005 ICA signed a cooperation agreement with Nordea related to the financing of certain stores. At the same time Nordea took over the Swedish portfolio of operating loans to ICA retailers totaling SEK 440. In accordance with the agreement, Nordea will be compensated by ICA for future credit losses up to SEK 39. The sale is part of ICA’s focus on its core businesses.

According to IAS 39, an asset shall continue to be recognized in the balance sheet if the majority of the risks that are connected to the asset remain with the seller. After the sale the most likely risk for future credit losses remains with ICA and therefore the loans continue to be recognized on the balance sheet. The nominal value of the loan portfolio is included in Other long-term receivables and the sales proceeds are reflected as Other financing.

Consolidation according to IFRS

In accordance with IAS 27, ICA AB consolidates entities when it has the power to govern the financial and operating policies of those entities. In accordance with SIC 12, ICA AB consolidates special purpose entities when the substance of the relationship between ICA AB and a special purpose entity indicates that ICA AB controls these special purpose entities. All store companies in which ICA AB has more than 50% of the voting rights have been consolidated.

ICA AB has granted long-term financing and guarantees to approximately 100 store-owners or franchisees. As described above, during November 2005 the loan portfolio was sold to Nordea although ICA continues to provide certain general guarantees. Based on a review of agreements and financial information it has been determined that ICA AB does not have the power to govern the financial and operating policies over these 100 store-owners and

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

franchisees nor is ICA AB in the position to exercise in substance control. Therefore, ICA AB has not consolidated these entities.

Impairment test

The determination whether a fixed asset will be written down or not requires an assessment of its recovery value. Recovery value is the higher of the asset’s value in use or the fair value less selling expenses. The calculation of value in use requires an assessment of future cash flows and discounted rates. The assumptions made in impairment testing of goodwill are presented in note 16. Changes in the assumptions used could affect the fair value of goodwill. However, it is ICA AB’s opinion that any such changes would not result in a recovery value that would be lower than the current book value.

Pensions

The calculation of defined benefit pension obligations requires assumptions with regard to future payroll trends and interest rates: see note 26 for the assumptions used. Because of the long maturity of the pension obligations in these plans, the uncertainty of these assumptions is high and may necessitate corrections in the future that could affect future liabilities and expenses. The assumptions used by management are consistent with standard practice in Sweden. The discount rate used is based on long-term government bond rate with a term that corresponds to the Company’s average duration of its obligation, which amounts to 13 years.

Damages and provisions

ICA AB and its subsidiaries are involved in a number of disputes related to the Group’s operations. These disputes have a built-in uncertainty. The Board of Directors’ assessments of the outcome of these disputes are based on assessments made by external and internal attorneys. If management assesses the likelihood of loss in these disputes to be greater than 50% a provision is recorded. No provisions have been made regarding ongoing disputes.

Note 2 Restatement of the historical statements prepared in accordance with Swedish GAAP

Certain restatements have been made to the amounts included in the Company’s financial statements prepared in accordance with Swedish GAAP, which have been filed with governmental authorities in Sweden, solely for the purposes of assisting Royal Ahold N.V. with its periodic financial reporting requirements with the SEC as described in Note 1.

Swedish GAAP recommends that companies should not restate financial statements but rather record appropriate adjustments in the period in which the information becomes available and, accordingly, the Company’s Swedish GAAP financial statements previously filed with governmental authorities in Sweden have not been recalled or reissued. However, the financial statements presented herein have been adjusted to reflect those adjustments in the appropriate periods.

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

The impact of the adjustments on current and non-current assets was as follows:

Balance sheet as of January 1, 2004 (unaudited)

	According to Swedish GAAP as previously reported		Reclassification	According to Swedish GAAP (as restated)
Intangible fixed assets	2,263	(c)	25	2,288
Tangible fixed assets	11,639			11,639
Financial fixed assets	3,936	(a)	310	4,246
Inventory	3,424			3,424
Current receivables and other current assets	5,791	(a) (b)	(280)	5,511
Cash and cash equivalents	4,476	(b)	(30)	4,446
Total assets	31,529		25	31,554
Shareholders’ equity	12,169	(c)	12	12,181
Minority interest	21	(c)	13	34
Provisions	1,544			1,544
Long-term liabilities	153			153
Current liabilities	17,642			17,642
Total shareholders’ equity and liabilities	31,529		25	31,554

Balance sheet as of December 31, 2004 (unaudited)

	According to Swedish GAAP as previously reported		Reclassification	According to Swedish GAAP (as restated)
Intangible fixed assets	1,798			1,798
Tangible fixed assets	12,118			12,118
Financial fixed assets	1,706	(a)	1,806	3,512
Other fixed assets	0			0
Inventory	3,307			3,307
Current receivables and other current assets	7,643	(a) (b)	(1,777)	5,866
Cash and cash equivalents	3,111	(b)	(29)	3,082
Total assets	29,683			29,683
Shareholders’ equity	7,399			7,399
Minority interest	33			33
Provisions	1,533			1,533
Long-term liabilities	247			247
Current liabilities	20,471			20,471
Total shareholders’ equity and liabilities	29,683		0	29,683

(a) Reclassification of interest bearing receivables

In the connection with the preparation of the financial statements for the year ended December 31, 2005 an analysis showed that part of the interest bearing receivables relating to ICA Banken should be reclassified from current to non-current assets as the maturities for these receivables exceed one year. As a consequence the opening balance in the reconciliation

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

between Swedish GAAP and IFRS has been restated. This reclassification had no effect on the results of operations for the year ended December 31, 2004.

(b) Reclassification of short-term investments

The reclassification from cash and cash equivalents relates to short term investments that did not fall within the three month threshold and has been reclassified to other current assets. This reclassification had no effect on the results of operations for the year ended December 31, 2004.

(c) Restatement of restructuring provisions at acquisition date

Restatement of provisions made related to an acquisition in Denmark.

Note 3 Effects of transition to IFRS

The aforementioned items had the following effects on the Company’s previously published financial statements in accordance with Swedish GAAP upon adoption of IFRS.

Income statement January 1, 2004 –December 31, 2004 (unaudited)

	According to Swedish GAAP (as restated)	IFRS 3	IFRS 5	IAS 18	IAS 27	IAS 39	According to IFRS
Net sales	71,811			(197)	1,720		73,334
Cost of sales	(62,810)			197	(1,295)		(63,908)
Gross profit	9,001				425		9,426
Selling and administrative expenses	(7,642)	(245)	19	106	(429)		(8,191)
Other operating income	544		(10)	(218)			316
Share of associated companies’ net profit	426						426
Goodwill amortization	(463)	463					0
Operating income	1,866	218	9	(112)	(4)	0	1,977
Net financial items	(137)			(84)	(11)	(3)	(235)
Income after net financial items	1,729	218	9	(196)	(15)	(3)	1,742
Tax	(212)	(38)	(1)	13	11	1	(226)
Minority interest in earnings	1	(1)					0
Net income	1,518	179	8	(183)	(4)	(2)	1,516

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Balance sheet as of January 1, 2004 (unaudited)

	According to Swedish GAAP (as restated)	IAS 1	IFRS 3	IFRS 5	IAS 18	IAS 27	IAS 39	According to IFRS
Intangible fixed assets	2,288							2,288
Tangible fixed assets	11,639				637	175		12,451
Financial fixed assets	4,246				59	(179)		4,126
Inventory	3,424					164		3,588
Current receivables and other current assets	5,511					(10)		5,501
Cash and cash equivalents	4,446					95		4,541
Total assets	31,554				696	245		32,495
Shareholders’ equity	12,181	34			(287)	(5)		11,923
Minority interest	34	(34)						0
Provisions	1,544	(1,544)						0
Long-term liabilities	153	1,544			983	8		2,688
Current liabilities	17,642					242		17,884
Total shareholders’ equity and liabilities	31,554	0			696	245		32,495

Balance sheet as of December 31, 2004 (unaudited)

	According to Swedish GAAP (as restated)	IAS 1	IFRS 3	IFRS 5	IAS 18	IAS 27	IAS 39	According to IFRS
Intangible fixed assets	1,798		217			49		2,064
Tangible fixed assets	12,118		6	(457)	801	207		12,675
Financial fixed assets	3,512	(186)	(30)	(1)	72	(200)	18	3,185
Other fixed assets	0	186						186
Inventory	3,307					202		3,509
Current receivables and other current assets	5,866					(56)		5,810
Cash and cash equivalents	3,082					116		3,198
Non-current assets held for sale	0			461				461
Total assets	29,683		193	3	873	318	18	31,088
Shareholders’ equity	7,399	33	185	3	(469)	(10)	(47)	7,094
Minority interest	33	(33)						0
Provisions	1,533	(1,533)						0
Long-term liabilities	247	1,533	8		1,342	10	65	3,205
Current liabilities	20,471					318		20,789
Total shareholders’ equity and liabilities	29,683	0	193	3	873	318	18	31,088

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Changes in shareholders’ equity, December 31, 2004 (unaudited)

	According to Swedish GAAP	IFRS 3	IFRS 5	IAS 18	IAS 27	IAS 39	According to IFRS
Majority shareholders’ interest
Opening balance	12,169			(287)	(5)		11,877
Dividend	(6,228)						(6,228)
Change in accounting principle, IAS 39						(43)	(43)
Currency translation difference	(60)						(60)
Net income for the period	1,518	179	8	(183)	(5)	(2)	1,515
Closing balance	7,399	179	8	(470)	(10)	(45)	7,061
Minority shareholders’ interest
Opening balance	34						34
Net income for the period	(1)						(1)
Closing balance	33						33
Total shareholders’ equity	7,432	179	8	(470)	(10)	(45)	7,094

Note 4 Store acquisitions

The Group acquired 10 (18) store operations. All acquired stores were Swedish and were acquired from ICA retailers who managed them under the ICA agreement, which stipulates how valuations are made in connection with such sales. The acquired stores are expected to be sold to new ICA retailers and therefore ICA is expected to only own and run the stores for a short period of time generally exceeding one year. The acquired net assets amounted to SEK 82 (35) and the purchase amount was SEK 87 (50). The difference of SEK 5 (15) is included in Other intangible assets. The 2005 acquired stores net sales were approximately SEK 533 on a yearly basis with a calculated yearly net income of approximately SEK 8.

Note 5 Segment reporting

All internal transactions are based on estimated market prices

	ICA Sverige		ICA Norge		ICA Baltic		ICA Danmark		ICA Meny
	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004
		(unaudited)		(unaudited)		(unaudited)		(unaudited)		(unaudited)
External net sales	46,325	44,646	19,036	19,020	15	3,307	—	1,011	5,775	5,034
Internal net sales	427	393	3	—					3	—
Share of associated companies’ and joint ventures’ net profit	1	0	24	20	(8)	5
Operating income	1,607	1,774	534	399	42	(99)	2	(258)	11	(53)
Assets	13,532	12,268	10,754	9,787	1,020	2,400	25	98	1,227	877
Liabilities including provisions	12,114	10,712	6,589	6,215	800	2,563	1	78	1,173	838
Investments in fixed assets	1,064	1,108	1,221	1,213	—	207	—	1	65	22
Depreciation and amortization including goodwill impairments	434	363	682	608	—	125	—	266	25	18
Other significant non-cash items	71		21
Average number of employees	4,917	6,010	4,052	5,437	—	5,286	—	451	1,016	1,002

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

	ICA Banken		ICA AB		Eliminations		Total ICA Group
	2005	2004	2005	2004	2005	2004	2005	2004
		(unaudited)		(unaudited)		(unaudited)		(unaudited)
External net sales	108	58	404	258			71,663	73,334
Internal net sales			443	258	(876)	(651)	0	0
Share of associated companies’ and joint ventures’ net profit			(101)	401			(84)	426
Operating income	(75)	(123)	(163)	337			1,958	1,977
Assets	6,660	5,917	18,998	18,567	(19,485)	(18,826)	32,731	31,088
Liabilities including provisions	6,032	5,313	11,185	20,019	(13,549)	(21,744)	24,345	23,994
Investments in fixed assets	15	19	182	52			2,547	2,622
Depreciation and amortization including goodwill impairments	69	65	84	92			1,294	1,537
Other significant non-cash items			32				124	—
Average number of employees	154	121	1,417	474			11,556	18,781

Country	Net sales		Operating income		Assets		Investments in fixed assets
	2005	2004	2005	2004	2005	2004	2005	2004
		(unaudited)		(unaudited)		(unaudited)		(unaudited)
Sweden	51,131	49,121	1,421	2,044	20,990	19,353	1,299	1,435
Norway	20,517	19,896	535	418	11,716	9,787	1,248	1,213
Denmark	—	1,011	2	(394)	25	98	—	1
Estonia	—	265	—	(26)	—	74	—	32
Latvia	15	1,849	—	(7)	—	917	—	106
Lithuania	—	1,192	—	(58)	—	859	—	56
Total	71,663	73,334	1,958	1,977	32,731	31,088	2,547	2,843

Note 6 Net sales by revenue source

	2005	2004
		(unaudited)
Retail sales	18,424	21,127
Wholesale sales	47,152	46,385
Rental revenue	1,623	1,622
Other services to ICA retailers and franchisees	4,464	4,200

Net sales	71,663	73,334

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Note 7 Expenses by nature of expense

	2005	2004
		(unaudited)
Cost of sales-merchandise	55,934	57,056
Personnel expenses	5,947	6,164
Depreciation/amortization/impairments	1,295	1,533
Administrative expenses	1,525	1,676
Cost of premises	2,191	2,272
Other expenses	3,247	3,398

Total expenses	70,139	72,099

Note 8 Personnel expenses and employment data

Average number of employees

The number of employees is calculated on the basis of the Group’s measure of normal working hours (1,800 hours).

	2005			2004 (unaudited)
	Women	Men	Total	Women	Men	Total
Sweden	2,381	4,486	6,867	2,864	4,640	7,504
Norway	2,322	2,367	4,689	2,731	2,809	5,540
Latvia	—	—	—	2,488	511	2,999
Denmark	—	—	—	200	251	451
Estonia	—	—	—	329	45	374
Lithuania	—	—	—	1,483	430	1,913

Total, Group	4,703	6,853	11,556	10,095	8,686	18,781

Salaries and other remuneration

	2005		2004 (unaudited)
	Board, President and EVP	Other employees	Board, President and EVP	Other employees
Sweden	47	2,280	62	2,151
Norway	7	1,827	22	1,818
Latvia	—	—	6	107
Denmark	—	—	2	85
Estonia	—	—	1	15
Lithuania	—	—	1	64

Total, Group	54	4,107	94	4,240

Social security expenses

	2005	2004
		(unaudited)
Social security expenses	1,457	1,474
Of which pensions	257	248

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Gender distribution of Board of Directors and Management

	2005	2004
		(unaudited)
Board of Directors
Men	40	41
Women	9	9

Total	49	50

	2005	2004
		(unaudited)
Management
Men	57	48
Women	23	14

Total	80	62

Benefits to Senior Executives

No fees were paid to the Board members appointed by the Annual General Meeting. Employee representatives received a fee of SEK 4,000 (not in million) per meeting, to which Board members received background material, with decision points on the agenda, prior to the meetings.

The salary paid to the Company’s President amounted to SEK 9 (9) during the year, including a bonus of SEK 3 (4). The employment contract of the President of the Parent Company stipulates a 12-month term and severance pay for two years if terminated by the Company. If the President resigns, the term of notice is six months. The President is entitled to receive pension benefits from age 60. The Company covers the obligation by annually paying pension premiums to insurance companies corresponding to 35 percent of the President’s salary. The Company does not have other post employment obligations to the president.

Note 9 Audit expenses

	2005	2004
		(unaudited)
Audit fees
Deloitte	15	16
Other audit firms	2	3

Total	17	19
Other fees
Deloitte	1	4
Other audit firms	—	4

Total	1	8

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Note 10 Depreciation and amortization including impairments

Amortization and impairments of intangible fixed assets during the year of SEK 152 (341) are included as selling expenses in the income statement.

Depreciation and impairments of tangible fixed assets is included in the income statement as follows.

	2005	2004
		(unaudited)
Cost of sales	667	646
Selling expenses	406	485
Administrative expenses	69	65

Total	1,142	1,196

Note 11 Operating leases

The Group leases buildings and equipment. Leasing fees are contracted over an average lease period of 10 years. Rents change in accordance with indexing clauses in the agreements. Contractual leasing expenses under existing agreements fall due for payment as follows:

	2005	2004
		(unaudited)
Leasing expense	2,202	2,189
Of which minimum leasing fees	2,183	2,128
Of which variable fees	19	61
Leasing revenue from sublet assets	(1,096)	(1,167)
Future contractual minimum leasing fees:
Maturity date year 1	2,466	2,287
Maturity date year 2	2,303	2,115
Maturity date year 3	2,048	1,892
Maturity date year 4	1,815	1,631
Maturity date year 5 or later	8,439	7,504

Total	17,071	15,429
Future minimum leasing fees for contracts on sublet assets
Maturity date year 1	1,333	1,178
Maturity date year 2	1,207	1,118
Maturity date year 3	1,019	927
Maturity date year 4	863	711
Maturity date year 5 or later	3,164	2,272

Total	7,586	6,206

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Note 12 Other operating income

	2005	2004
		(unaudited)
Profit shares and share dividends	128	79
ICA Banken, net financial income	215	145

Total	343	224

Note 13 Exchange rate differences in operating income

Purchases of goods and services in foreign currency have produced exchange rate differences on the following levels of operating income.

	2005	2004
		(unaudited)
Cost of sales	(24)	(14)
Administrative expenses	(1)	0

Total	(25)	(14)

Note 14 Results from financial investments

	2005	2004
		(unaudited)
Interest income and similar profit/loss items
Gain on sale of securities	0	7
Interest income, associated companies	21	4
Market valuation of financial derivatives	18	—
Exchange rate differences	7	—
Other interest income	59	104

Total	105	115
Interest expenses and similar profit/loss items
Market valuation of financial derivatives	—	(3)
Exchange rate differences	—	(16)
Other interest expenses	(392)	(331)

Total	(392)	(350)

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Note 15 Income Taxes

	2005	2004
		(unaudited)
Income taxes by domicile
Sweden	(13)	(177)
Norway	(128)	(42)
Other countries	(7)	(7)

Total	(148)	(226)

	2005	2004
		(unaudited)
Current income tax
Current tax on net income for the year	(173)	(276)
Deferred tax on temporary differences	25	50

Reported income tax expense	(148)	(226)

Reconciliation between current tax rate and effective tax
Statutory tax rate, %	28.0	28.0
Tax-exempt income	(21.5)	(13.5)
Non-deductible goodwill impairment	—	4.2
Difference in tax rates in countries of operation	—	(0.9)
Losses in companies where deferred tax is not reported	—	1.0
Net loss (income) from associated companies’ and joint ventures’ net income	1.4	(6.9)
Other non-deductible expenses and tax-exempt income	1.0	1.1

Effective tax rate	8.9	13.0
Net deferred tax assets related to:
Fixed assets	(27)	72
Inventory	3	—
Provisions	64	58
Tax loss carryforwards	9	56

Total net deferred tax assets	49	186

Net deferred tax liabilities related to:
Untaxed reserves	(644)	(720)
Fixed assets	88	(24)
Financial derivatives	(10)	—
Provisions	15	30
Tax loss carryforwards	32	11
Inventory	0	2

Total net deferred tax liabilities	(519)	(701)

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Note 16 Intangible fixed assets

	2005	2004
		(unaudited)
Other intangible fixed assets
Cost – beginning of year	615	531
Purchases	95	103
Sales/disposals	(35)	(19)
Exchange rate differences	1	0

Cost – end of year	676	615

Accumulated Amortization – beginning of year	(216)	(146)
Sales/disposals	—	14
Amortization for the year	(137)	(84)
Exchange rate differences	1	—

Accumulated amortization – end of year	(352)	(216)
Net book value-end of year	324	399

Anticipated future amortization of other intangible fixed assets

	2005	2004
		(unaudited)
2005	—	132
2006	141	131
2007	87	83
2008	66	37
2009	28	16
2010	2	—

Goodwill

Goodwill is distributed among the Group’s cash-generating units identified by segment as follows:

	As of December 31
	2005	2004
		(unaudited)
ICA Norge	1,556	1,450
ICA Baltic	—	190
ICA Meny	34	25

Total	1,590	1,665

Goodwill is tested for impairment annually and when there are indications that a write-down might be needed.

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Recoverable amounts for cash-generating units are determined based on calculations of value in use. With regard to impairment tests, this has been done at the lowest level where separable cash flows have been identified. Goodwill from acquisitions of units has been allocated for impairment testing purposes to the various segments where the goodwill is associated with separate cash-generating units. The impairment of goodwill in 2005 relates to individual Norwegian stores. The value in use has been calculated based on discounted cash flows over a period of 10 years. Management has used cash flow projections over a period longer than five years as it is confident that its projections are reliable and it can demonstrate its ability, based on past experience, to forecast cash flows accurately over this longer period. Cash flows for the first 3 years are based on the board of directors’ adopted long term plan. For the period thereafter cash flows have been assumed to have a flat growth rate. In the calculation of value in use a discount rate of 8% after tax has been used. Important assumptions on future cash flows include assumptions on future price changes, exchange rates, gross margin and cost development.

	2005	2004
		(unaudited)
Net book value-beginning of year	1,665	1,903
Purchases	67	66
Sales/disposals	(195)	(55)
Exchange rate differences	68	8
Write-downs for the year	(15)	(257)

Net book value-end of year	1,590	1,665

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Note 17 Tangible fixed assets

	2005	2004
		(unaudited)
Buildings
Operating properties
Cost – beginning of year	7,886	8,221
Purchases	18	836
Sales/disposals	(1,017)	(682)
Reclassifications	639	(493)
Exchange rate differences	123	4

Cost – end of year	7,649	7,886

Accumulated depreciation - beginning of year	(1,919)	(1,830)
Sales/disposals	405	302
Reclassifications	—	(125)
Write-downs for the year	(34)	(15)
Depreciation for the year	(218)	(238)
Exchange rate differences	(13)	(13)

Accumulated depreciation – end of year	(1,779)	(1,919)
Net book value-end of year	5,870	5,967

Tax assessment value of Swedish properties
Land	476	425
Buildings	2,551	2,382

Total	3,027	2,807

	2005	2004
		(unaudited)
Land
Operating properties
Cost – beginning of year	996	966
Purchases	111	142
Sales/disposals	(39)	(53)
Reclassifications	(7)	(69)
Exchange rate differences	31	10

Cost – end of year	1,092	996

Accumulated write-downs - beginning of year	(14)	(14)
Write-downs for the year	(4)	0

Accumulated write-downs – end of year	(18)	(14)
Net book value-end of year	1,074	982

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

	2005	2004
		(unaudited)
Buildings
Investment properties
Cost – beginning of year	2,392	2,357
Purchases	55	238
Sales/disposals	(210)	(248)
Reclassifications	(624)	34
Exchange rate differences	130	11

Cost – end of year	1,743	2,392

Accumulated depreciation – beginning of year	(557)	(585)
Sales/disposals	203	97
Write-downs for the year	(16)	(12)
Depreciation for the year	(53)	(56)
Exchange rate difference	—	(1)

Accumulated depreciation – closing of year	(423)	(557)
Net book value-end of year	1,320	1,835

Tax assessment value of Swedish properties
Land	12	17
Buildings	25	77

Total	37	94

	2005	2004
		(unaudited)
Land
Investment properties
Cost – beginning of year	275	283
Purchases	4	41
Sales/disposals	(18)	(17)
Reclassifications	(36)	(34)
Exchange rate differences	19	2

Cost – end of year	244	275

Accumulated write-downs – beginning of year	(23)	(23)
Accumulated write-downs – closing of year	(23)	(23)
Net book value-end of year	221	252

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

An internal valuation of all properties has been done and showed that the fair value is SEK 322 above the book value.

	2005	2004
		(unaudited)
Leasehold improvements
Cost – beginning of year	565	218
Purchases	193	123
Sales/disposals	(69)	(31)
Reclassifications	149	254
Exchange rate differences	23	1

Cost – end of year	861	565

Accumulated depreciation – beginning of year	(222)	(133)
Sales/disposals	—	0
Reclassifications	(8)	(37)
Write-downs for the year	(10)	—
Depreciation for the year	(67)	(50)
Exchange rate differences	(2)	(2)

Accumulated depreciation – end of year	(309)	(222)
Net book value-end of year	552	343

	2005	2004
		(unaudited)
Equipment, tools and installations
Cost – beginning of year	6,987	6,742
Purchases	849	1,084
Reclassifications	(121)	29
Sales/disposals	(1,253)	(878)
Exchange rate differences	140	10

Cost – end of year	6,602	6,987

Accumulated depreciation – beginning of year	(4,404)	(4,323)
Sales/disposals	888	758
Write-downs for the year	(36)	(32)
Depreciation for the year	(699)	(780)
Exchange rate differences	(15)	(27)

Accumulated depreciation – end of year	(4,266)	(4,404)
Net book value-end of year	2,336	2,583

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

	2005	2004
		(unaudited)
Construction in progress
Cost beginning of year	713	388
Acquisition	1,175	210
Reallocations during the year	(838)	(40)
Sales	(7)	—
Reclassifications	—	169
Write-downs for the year	(1)	(13)
Exchange rate differences	26	(1)

Cost – end of year	1,068	713

The item Acquisitions includes SEK 20 (18) in capitalized interest expenses.

Note 18 Shares in associated companies and joint ventures

A rollforward of the joint venture investments is presented below:

	2005	2004
		(unaudited)
Reported value, opening balance	31	1,936
Acquisitions	76	58
Noncash contribution to Rimi Baltic AB	639	—
Share in net income/(loss)	(109)	400
Exchange rate differences	20	—
Sales	—	(2,363)

Reported value, closing balance	657	31
Goodwill and other Group surplus values	0	0
Share in shareholders’ equity	657	31

Total	657	31

The investment in the joint venture Statoil Detaljhandel Skandinavia AS was sold in 2004. The Statoil joint venture operated more than 1,300 service stations throughout Scandinavia.

	Number of shares	Nominal value	Ownership %	Group Book value		Profit share
				Dec. 05	Dec. 04	Dec. 05	Dec. 04
					(unaudited)		(unaudited)
Shares in joint ventures
Netto Marknad, ICA & DSG AB	50,000	5,0	50	6	31	(101)	(57)
Statoil Detaljhandel Skandinavia AS	1,300,000	1,300.0	50	—	—	—	457
Rimi Baltic AB	500	70,006 EUR	50	651	—	(8)	—

Total				657	31	(109)	400

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

As a result of the formation of a joint venture on January 3, 2005, ICA AB and Kesko Livs Ab each own 50% of Rimi Baltic AB, a food retailer in the Baltic countries. Both companies have contributed a share of the capital. Furthermore, operations are financed in part through the owners and in part externally, with equal guarantees from the two owners. ICA’s investment in Rimi Baltic AB is reported as a profit share after tax and is included in the Group’s operating income. As of December 31, 2005 ICA’s guarantees for Rimi Baltic AB amounted to SEK 652. Rimi Baltic’s condensed balance sheet as of December 31, 2005 and its condensed results of operations for the year ended December 31, 2005 are provided below:

Fixed assets	2,109
Other current assets	728
Cash and cash equivalents	458

Assets	3,295

Shareholders’ equity	1,302
Long-term liabilities	884
Current liabilities	1,109

Shareholders’ equity and liabilities	3,295

Net sales	7,517
Gross profit	1,287
Operating income	11
Loss after financial items	(20)
Net loss	(16)

ICA AB and Dansk Supermarket each own 50% of Netto Marknad AB (“Netto”), which operates the Netto discount concept in Sweden. Both companies have contributed a share of the capital. Furthermore, the owners finance operations with loans. ICA has not provided any guarantees related to Netto. Netto’s condensed balance sheet as of December 31, 2005 and its condensed results of operations for the year ended December 31, 2005 are presented below:

Fixed assets	665
Other current assets	170
Cash and cash equivalents	5

Assets	840

Shareholders’ equity	48
Long-term liabilities	571
Current liabilities	221

Shareholders’ equity and liabilities	840
Net sales	2,052
Gross profit	390
Operating income	(164)
Loss after financial items	(180)
Net loss	(180)

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

	2005	2004
		(unaudited)
Shares in associated companies
Acquisition value, opening balance	166	346
Purchases	3	5
Shareholders’ contributions	19	(99)
Sales	(149)	(98)
Exchange rate difference	10	12

Accumulated acquisition value, closing balance	49	166

Write-downs, opening balance	(19)	(19)
Write-down for the year	—	—

Accumulated write-downs, closing balance	(19)	(19)
Net book value-end of year	30	147

	Number of shares	Nominal value	Ownership %	Group book value As of December 31,		Profit share Year ended December 31,
				2005	2004	2005	2004
					(unaudited)		(unaudited)
Shares in associated companies
HB Luntmakaren	—	—	50	0	0	0	0
HB Näringshuset	—	—	50	10	9	1	0
Gnejsen i Sala Fastighets AB	400	0.1	50	4	4	0	0
Linstow Senterutvikling AS	665,000	66.5	25	—	—	—	5
Restaurangakademin AB	100	0.1	50	0	0	0	0
Berg Senteret AS	317	0.3	49	—	33	7	1
KS Oti-Senteret AS	1,232	1.4	41	—	13	23	2
Myra Senter AS	34	0.0	34	0	1	2	0
Hans Baucks Vei 1 ANS	—	—	25	—	6	2	0
Profier AS	125,000	1.3	25	—	—	—	0
Spannavegen 148 ANS	100	0.1	50	—	1	0	2
Moestue Grape Selection AS	35	0.1	35	—	—	—	8
Kremmergården ANS	—	—	50	—	9	(8)	1
Möre-Sentrene Moa Syd AS	114,626	11.5	30	—	22	—	0
Rensvik Sentrum AS	100	0.1	50	0	6	(6)	0
Sagena Panorama AS	850	—	50	—	—	—	3
Åsane Eiendomsinvest AS	100,000	10.0	50	—	9	(1)	(1)
Other Norwegian associated companies (23)				16	34	5	5

Total				30	147	25	26

The ownership percentages above refer to voting rights, which in every case is the same as the share of capital.

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Information on corporate identity numbers and registered offices of joint ventures and associated companies:

	Corp. ID no.	Reg. office
Joint venture
Netto Marknad, ICA & DSG AB	556615-2269	Halmstad
Rimi Baltic AB	556609-6268	Solna
Associated companies
HB Näringshuset	916637-2897	Västerås
HB Luntmakaren	969658-3419	Stockholm
Gnejsen i Sala Fastighets AB	556018-9119	Västerås
Restaurangakademin AB	556321-2850	Stockholm
Myra Senter AS	876 784 572	Norway
Rensvik Sentrum AS	955 284 410	Norway

Not 19 Receivables related to financial leases

	Minimum leasing fees		Present value of minimum leasing fees
	2005	2004	2005	2004
		(unaudited)		(unaudited)
Receivables related to financial leases excluding interest component	465	397	387	328
Maturity date within 1 year	80	95	76	90
Maturity date later than within 1 year but within 5 years	372	260	302	210
Maturity date later than 5 years	13	42	9	28

Unearned financial income	78	69

Present value of minimum leasing fees related to receivables

Long-term receivables	385	302	311	238
Short-term receivables	80	95	76	90

ICA has financial leases for store equipment. The average lease period is 7 years. The variable interest rate averages 3.65% (4.10%).

Non-guaranteed residual values related to assets from financial leases are estimated at SEK 0 (0) as of December 31, 2005.

The fair value of receivables related to financial leases is estimated at SEK 387 (328) as of December 31, 2005, based on the estimated present value of anticipated cash flows at current interest rate levels, i.e. discounted interest rate.

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Note 20 Inventory

	As of December 31,
	2005	2004
		(unaudited)
Inventory of goods for resale	3,258	3,560
Deduction for obsolescence in inventory	(30)	(51)

Inventory	3,228	3,509

Note 21 Receivables from customers

	As of December 31,
	2005	2004
		(unaudited)
Nominal value customer receivables	3,040	2,925
Allowance for doubtful accounts	(109)	(114)

Total	2,931	2,811

Note 22 Interest bearing receivables

Interest bearing receivables are primarily related to ICA Banken loans. General borrowings amounted to SEK 4,111 (3,027). Net write-offs of doubtful receivables amounted to 1.09% (.68%) of total loans. Rate of provision related to doubtful receivables amounted to 59% (59%). ICA Banken’s receivables mature as shown below:

	As of December 31,
	2005	2004
		(unaudited)
Mature within one year	1,553	1,221
Mature within 1 to 5 years	2,558	1,806

Total	4,111	3,027

The fair value of the above interest bearing receivables approximates the book value as the loans all contain variable interest rates.

Note 23 Assets held for sale

	As of December 31,
	2005	2004
		(unaudited)
Assets held for sale	674	461

Total assets held for sale	674	461

After an asset is classified as an asset held for sale, its value is no longer depreciated and an impairment is recorded if the estimated fair value less cost to sell is lower than the asset’s book value. The assets held for sale include land and buildings in Norway and Sweden.

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Note 24 Prepaid expenses and accrued income and accrual expenses and deferred income

	As of December 31,
	2005	2004
		(unaudited)
Prepaid expenses and accrued income
Prepaid rent	232	218
Other prepaid expenses	158	142
Accrued interest income	6	7
Accrued royalties and profit-sharing revenue	104	131
Suppliers’ bonus	275	247
Accrued rental revenue	16	19
Other accrued revenue	878	583

Total	1,669	1,347

	As of December 31,
	2005	2004
		(unaudited)
Accrued expenses and deferred income
Accrued salary, vacation pay and social security expenses	1,343	1,328
Accrued interest expenses	27	67
Other accrued expenses	632	800

Total	2,002	2,195

Note 25 Shareholders’ equity

The share capital consists of 5,000,000 shares with a par value of SEK 100. No changes occurred during 2005 or 2004.

A dividend of SEK 607 (6,228) was paid to shareholders in 2005.

Note 26 Pensions

Practically all employees in Sweden and Norway receive pension benefits in accordance with collective agreements. As such, salaried employees receive defined-benefit pensions according to the Individual Added Pension (Individuell Tilläggs Pension ITP) plan. Pension obligations are secured through provisions in the balance sheet and through insurance premiums. The pension obligations are calculated yearly based on actuarial assumptions. Actuarial gains and losses are recognized in the income statement, over the remaining service lives of the employees, only to the extent that their net cumulative amount exceeds 10% of the greater of the present value of the obligation or of the fair value of the plan assets at the end of the previous year.

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

The portion of the ITP plan secured through payment of pension premiums is reported as a defined contribution plan due to a lack of information required to report the plan as a defined-benefit plan. Commitments for retirement pension and family pensions for white-collar employees in Sweden are secured by insurance in Alecta. In accordance with a statement of the Swedish Accounting Standards Board’s emergency taskforce, number 42, this is a defined multiemployer benefit plan. For 2005 the Company did not have access to information that would make it possible to recognize this plan as a defined-benefit plan. The pension plan according to ITP is secured by insurance in Alecta is consequently recognized as defined-contribution plan. The yearly pension premiums which are covered by Alecta amount to SEK 32 (31). Alecta’s surplus can be divided over insurance takers and/or the insured. At the end of 2005 Alecta’s surplus in the total consolidation level amounted to 128.5 percent (128.0). The collective consolidation level is based on a fair vale of Alecta’s assets as a percentage of the assurance taker’s part calculated using Alecta’s actuarial assumptions, which is not in accordance with IAS 19. Employees receive defined-contribution pensions according to the STP plan through AMF pension.

Pension obligations are calculated annually as of the balance sheet date, according to actuarial assumptions.

	2005	2004
		(unaudited)
Cost of defined-benefit pensions for the period
Cost of vested benefits during the period	65	47
Interest expense	48	39
Assumed rate of return on assets under management	(4)	(4)
Amortization of actuarial gains/losses	6	—

Pension cost for defined-benefit pensions	115	82

Pension cost for defined-contribution pensions	95	97

Total pension costs	210	179

Of the year’s total pension cost, SEK 138 (117) is included in the cost of sales and SEK 72 (62) in administrative expenses.

	2005	2004
		(unaudited)
Reconciliation of pension obligations in the balance Sheet
Opening balance, liability in the balance sheet	1,108	966
Investment assets	(72)	(76)
Unrecognized actuarial losses, net	(253)	(160)

Closing balance, liability in balance sheet	783	730

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

	2005	2004
		(unaudited)
Change in investment assets
Opening balance, investment assets	76	58
Assumed return on investment assets	5	3
Pension disbursements from investment assets	(31)	(29)
Contributions by the Company	16	15
Contributions by employees	28	27
Net transfers of investment assets	(22)	2

Closing balance, investment assets	72	76

	2005	2004
		(unaudited)
Change in pension obligations
Opening balance, pension obligations	969	672
Cost of vested benefits during the period	65	47
Interest expense	48	39
Pension disbursements	(32)	(29)
Net transfers of obligation	(35)	80
Actuarial gain/loss on pension obligation	93	160

Closing balance, pension obligation	1,108	969

	2005	2004
		(unaudited)
Reconciliation of change in balance sheet
Opening balance, liability in balance sheet	730	672
Pension cost for the period	115	82
Contributions to assets under management	(44)	—
Pension disbursements	(32)	(29)
Other	14	5

Closing balance, liability in balance sheet	783	730

	2005	2004
		(unaudited)
Important weighted-average actuarial assumptions
Discount rate	4.0%	5.0%
Inflation	1.5%	2.0%
Rate of salary increase	3.0%	3.5%
Assumed return on assets under management	5.5%	6.0%

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Note 27 Long-term liabilities to credit institutions

	As of December 31,
	2005	2004
		(unaudited)
Maturity, 1-5 years from closing date	5,012	79
Maturity, later than 5 years from closing date	56	61

Total	5,068	140

All long-term liabilities to credit institutions are interest-bearing. Long-term liabilities are primarily denominated in SEK, with a final maturity April 15, 2010 (no payments required before that date). The loans have variable interest rate related to Stibor +22.5 bps (0.225%). On December 31, 2005, the average interest rate on the long-term liabilities was 1.98%. The above amounts also include mortgages payables totaling SEK 68 (140).

Note 28 Pledged assets and contingent liabilities

	As of December 31,
	2005	2004
		(unaudited)
Pledged assets
Chattel mortgages	—	40
Real estate mortgages	360	94
Restricted cash	5	5

Total	365	139
Contingent liabilities
Liability associated with partnerships	1	4
Guarantees and contingent liabilities (primarily lease and financing guarantees related to joint ventures)	900	291

Total	901	295

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Note 29 Related-party transactions

Transactions between ICA AB and subsidiaries affiliated with the Company have been eliminated in the consolidated accounts and are not indicated in this note. Transactions between the Group and other related parties are indicated below.

ICA has signed a number of commercial agreements with its owners and joint venture partners. The scope of these transactions is indicated in the tables below.

2005	Sales to related parties	Purchases from related parties	Receivables from related parties	Liabilities to related parties
Royal Ahold	4	20	23	12
Hakon Invest AB (publ)	1	45	1	19
RIMI Baltic AB	15	—	2	—
Netto Marknad AB	0	—	—	—

Total	20	65	26	31

2004 (unaudited)	Sales to related parties	Purchases from related parties	Receivables from related parties	Liabilities to related parties

Royal Ahold	0	38	45	0
Hakon Invest AB (publ)	0	111	—	4
RIMI Baltic AB	—	—	—	—
Netto Marknad AB	—	—	—	—

Total	0	149	45	4

ICA Group has had daily transactions with the board members that are ICA-retailers. These are a natural part of their roll as an ICA-retailer. All transactions follow market conditions and refer to amongst others sales of goods, consulting services and rent of premises.

Benefits to persons in senior positions are indicated in Note 8.

Note 30 Financial risks and risk management

The financial strategy of the ICA Group is conservative and focuses on reducing the negative effects of volatile financial markets on results by defining and managing financial risks. ICA Banken accounts for a large part of the Group’s total assets, due to which the financial risk is higher than what would normally be the case for a retail company.

The Board of Directors is responsible for establishing the Group’s financial policy, which provides guidelines, targets and limits for financial administration and management of financial risks.

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Financial risks

Financial risks in the Group can be divided into refinancing/liquidity risk, interest rate risk, foreign currency risk and counterparty risk.

Refinancing/liquidity risk

Refinancing risk is the risk that, in connection with the expiration of credit facilities or in the event expanded credit should be needed, the lender does not want to extend the credit and it may be difficult to obtain new credit. To reduce the refinancing risk, the maturity structure of interest-bearing liabilities and unutilized credit is balanced against the forecast cash flow and diversified when needed. For this reason, lines of credit are available from a number of lenders. During 2005 a long-term credit facility was negotiated amounting to SEK 5,000, which has financial covenants that need to be fulfilled to be able to use the facility. At December 31, 2005, ICA met all these covenants.

Liquidity risk is defined as the risk of not to be able to fulfill short-term payments. ICA meets these needs with through a centralized cash management system and a liquidity reserve that covers fluctuations in cash flows. At December 31, 2005 the liquidity reserve amounted to SEK 1,500.

Interest rate risk

The interest-rate risk in the Group’s debt portfolio is balanced against the cash flow from operations and the correlation to the companies’ results and the interest rate level. The financial policy states that the Group will fix its interest rates for 18 months with a mandate to deviate from this norm by +/- 6 months. At year-end 2005 the average fixed interest term was 22 months. The duration has been extended by using interest-rate swaps.

Foreign currency risk

Transaction exposure in foreign currency arises when a sales price is stated in a currency that differs from the purchase currency. The risk norm in the financial policy states that 100% of the outstanding foreign currency risk will be hedged. However, the finance department has a mandate to deviate from the norm depending on costs and exchange rates. Spot contracts, forward exchange contracts and currency swap contracts are all approved instruments.

Aside from Sweden, the ICA Group operates in Norway. The foreign exchange risk that arises because parts of the Group’s shareholders’ equity are invested in foreign subsidiaries, so-called translation exposure, is not hedged with financial instruments. However, natural hedges exist, since assets and liabilities are matched in the various currencies. The Group is therefore exposed to the various interest rate levels in the countries where it conducts operations.

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Counter party and credit risk

Counter party risk is defined as the risk that a counter party in a financial transaction cannot fulfill its obligations. The ICA Group only cooperates with counterparties that are considered able to fulfill their obligations to the Group. The banks and financial institutions that the Group works with must have a creditworthiness corresponding to at least “A” from Standard & Poors and/or “A2” from Moody’s Investor Service. For commercial counterparties with which the company has a large exposure, individual assessments are made.

Credit risk in ICA Banken appears when ICA Banken provides general loans to its customers. The risk is managed by a credit assessment of all credit requests and an assessment of the borrowers’ capacity to repay and their financial status. The assessment is automatically done by a credit scoring methodology. Manual assessment is made if the required amount or the repayment capacity falls outside the standards and the decision is taken by the credit managers or credit committee depending on the size of the amount. ICA Banken’s cash and cash equivalents are invested in bonds and interest bearing securities. The intention is to keep those placements until the maturity date.

Note 31 External derivative instruments

	As of December 31,		As of December 31,
	2005		2004
			(unaudited)
	Assets	Liabilities	Assets	Liabilities
Interest rate swaps – cash flow hedges	13	38	—	57
Forward exchange contracts – cash flow hedges	10	0	—	8

The nominal amount was SEK 4,100 as of December 31, 2005 for outstanding interest rate swaps and SEK 895 for forward exchange contracts.

Note 32 Other information

In 2000 ICA Ahold AB issued an offer to the shareholders in ICA AB (publ) to tender their class B and C shares in the Company for SEK 821.31 per share (not in millions). The offer was accepted by more than 99 percent of the shareholders. The former ICA Ahold AB subsequently called for the compulsory redemption of the outstanding shares and obtained preferential possession of the shares. ICA Ahold AB and ICA AB (publ) were merged in 2002. The purchase of the outstanding shares will not impact ICA’s financial position as Ahold is in accordance with the shareholder agreement and will finance the purchase through a shareholder’s contribution.

In connection with an extensive reorganization that took effect during January 1990, shareholders in the three regional companies ICA Eol AB, ICA Essve AB and ICA Hakon AB were offered the opportunity to tender their shares in the regional companies in exchange for shares in ICA AB (publ) or cash. ICA AB (publ) subsequently called for the compulsory redemption of shares in all regional companies and obtained preferential possession of such

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

shares. The regional companies then filed for arbitration. A protracted arbitration process relating to the three cases concluded in June 1997, when ICA’s claim regarding the redemption amount gained full approval. However, the administrators chose to appeal the arbitration ruling to the district court, which in April 2004 ruled in favor of ICA AB, upholding the decision of the arbitrator. The administrators have since chosen to appeal this ruling further to the court of appeal.

Note 33 Reconciliation to US GAAP

Rule 3-09 of regulations S-X of U.S. Federal Securities Laws requires that the Company provide a reconciliation of the differences in accounting principles, practices and methods used in preparing the IFRS financial statements from those in the United States of America (“US GAAP”). IFRS varies in certain respects from US GAAP as described in the reconciliation below.

The following statements summarize the adjustments to ICA AB’s net income and total shareholders’ equity that would have to be made if ICA AB was to report in accordance with US GAAP.

Reconciliation of net income to US GAAP

	Notes		2005	2004
				(unaudited)
Net income under IFRS			1,523	1,516
Adjustments for:
- Recognition and impairment of goodwill	33	a	—	(27)
- Impairment of non-current assets	33	b	1	4
- Sale and leaseback of real estate resulting in an operating lease	33	c	81	107
- Sale and leaseback of real estate assessment of continuing involvement	33	d	1	(4)
- Pensions	33	e	(4)	8
- Restructuring provisions	33	f
- Recorded expenses			(21)	(5)
- Reversed provision			4	12
- Guarantees	33	g	(9)	0
- Embedded derivatives	33	h	(48)	47
- Minority interest	33	i	13	(1)
- Deferred income taxes	33	j	1	(7)
- Other			14	8

Net income in accordance with US GAAP			1,556	1,658

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Reconciliation shareholders’ equity to US GAAP

	Notes		As of December 31,
			2005	2004
				(unaudited)
Shareholders’ equity under IFRS			8,386	7,094
Adjustments for:
- Recognition and impairment of goodwill	33	a	568	537
- Impairment of non-current assets	33	b	159	148
- Sale and leaseback of real estate resulting in an operating lease	33	c	(845)	(921)
- Sale and leaseback of real estate assessment of continuing involvement	33	d	(80)	(79)
- Pensions	33	e	(101)	(28)
- Restructuring provisions	33	f	9	21
- Guarantees	33	g	(7)	0
- Embedded derivatives	33	h	34	82
- Minority interest	33	i	(19)	(33)
- Other			12	0

Shareholders’ equity in accordance with US GAAP			8,116	6,821

Significant balance sheet differences not noted in the equity reconciliation

During 2005, the Company sold the Swedish portfolio of operating loans related to ICA retailers totaling SEK 440 to Nordea. In accordance with the agreement, Nordea will be compensated by the Company for future credit losses up to SEK 39. As discussed more thoroughly in Note 1, under IFRS the loans remain as an asset as the majority of the risks connected to the asset remain with ICA. However, under US GAAP, SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets, requires an asset to be derecognized if the entity has surrendered control over the assets transferred. As the Company has surrendered control over the assets, they are derecognized under US GAAP and therefore approximately SEK 440 would be reduced from other long-term receivables and other financing.

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

33a Recognition and impairment of goodwill

Pursuant to the exemption available under IFRS 1, the Company elected not to restate the carrying amount of goodwill arising from business combinations and investments in joint ventures and associates completed prior to January 1, 2004 from its previous balance under Swedish GAAP. In accordance with IFRS 3, amortization of goodwill ceased as of January 1, 2004 and the goodwill amortization reported as an expense in 2004, in accordance with the previous accounting principles used, has been added back in the comparative figures for 2004. Goodwill is as of January 1, 2004 tested annually for impairment irrespective of whether there is an indication of impairment. Any write-downs are reported in the income statement.

Under previously used Swedish GAAP, goodwill was amortized on a straight-line basis not exceeding 20 years. Prior to 2002, under US GAAP, goodwill was amortized on a straight-line basis over its estimated useful life not to exceed 40 years. As a result of the difference in amortization periods, goodwill amortization for Swedish GAAP prior to 2002 was greater than the goodwill amortization under US GAAP and, as a result, certain goodwill amortization recorded for Swedish GAAP would have been reversed for US GAAP. With the adoption of US GAAP, SFAS 142 “Goodwill and Other Intangible Assets,” amortization of goodwill existing as of June 30, 2001 for US GAAP purposes ceased beginning January 1, 2002. Under IFRS the amortization on goodwill ceased on January 1, 2004. As a result, all goodwill amortization recorded for Swedish GAAP in 2002 and 2003 is reversed for US GAAP.

Under US GAAP, goodwill must be tested for impairment at least annually. Under US GAAP, impairments are calculated based on a two step process. The initial step is designed to identify the potential goodwill impairment by comparing an estimate of the fair value of the applicable reporting unit to its carrying value, including goodwill. If the carrying value exceeds fair value, a second step is performed which compares the implied fair value of the applicable reporting unit’s goodwill (based on a fair value allocation to all assets and liabilities) with the carrying amount of the goodwill, to measure the amount of goodwill impairment to be recorded. As a result of the different amortization periods discussed above and the required impairment testing methodologies under US GAAP and IFRS, the recorded impairments differ under Swedish GAAP, IFRS and US GAAP.

33b Impairment of non-current assets

Under IFRS, tangible and intangible fixed assets are subject to impairment tests when circumstances indicate that an impairment may exist. In determining whether or not an impairment exists, the Company groups its assets at the lowest level of identifiable cash flows. If the carrying amount of an asset (or asset group) exceeds its recoverable amount, which is the greater of its net selling price and value in use (value in use is generally measured based on discounted cash flows), an impairment loss is recognized in an amount equal to the difference. In addition, under IFRS, impairments of tangible and intangible fixed assets (other than goodwill) whose recoverable amount improves and subsequently exceeds its carrying value can be reversed to the lower of the pre-impairment carrying value or the new recoverable amount.

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Under US GAAP, long-lived assets to be held and used in the Company’s business are subject to impairment tests when circumstances indicate that an impairment may exist. The Company groups its assets at the lowest level of identifiable cash flows. Only if an asset’s carrying amounts exceeds the sum of the undiscounted cash flows that are expected to be generated from the use and eventual disposition of the asset, is an impairment loss recognized in an amount equal to the amount by which the asset’s carrying amount exceeds its fair value, which is generally measured based on discounted cash flows.

As a result of the difference between IFRS and US GAAP, measurement differences have arisen primarily due to the impairment losses recognized under IFRS that were not allowed under US GAAP as the undiscounted cash flows were in excess of the carrying amount of the assets.

33c Sale and leaseback of real estate resulting in an operating lease

Under IFRS the Company enters into sale and leaseback arrangements with various third parties, whereby the Company sells real estate and simultaneously leases it back from the purchaser for the Company’s own active use (typically a warehouse or a Company-owned retail store). The leaseback arrangements are classified as operating leases for IFRS. Under IFRS if a sale and leaseback transaction results in an operating lease and if the transaction is established at fair value, the gain or loss on the sale is recognized immediately and rent expense is recognized as incurred in the consolidated income statement.

Under US GAAP, if the criteria for sale and leaseback accounting are met, any profit or loss on a sale consummated at fair value is generally deferred and amortized in proportion to the related gross rental charges for an operating lease.

As a result of the differences between IFRS and US GAAP described above, certain gains that were recognized at the date of sale under IFRS have been deferred and amortized under US GAAP.

As described previously, differences in impairments and depreciation of real estate between IFRS and US GAAP could affect the carrying amounts of real estate and amounts of gains and losses on sales of real estate, which is deferred under US GAAP until the criteria above have been met.

33d Sale and leaseback of real estate assessment of continuing involvement

Under IFRS, as discussed in note 1, the Company enters into sale and leaseback arrangements with various third parties, whereby the Company sells real estate and simultaneously partially leases it back from the purchaser. In general, the Company has applied the principles of SFAS 98, “Accounting for Leases,” within IFRS. However, under US GAAP, the Company has determined that continuing involvement in regards of these transactions should be performed for each individual property in a single transaction if the sections of properties are clearly functionally independent by analogy to EITF Topic D-24, Sale-Leaseback Transactions with Continuing Involvement. As a result of the interpretation of functionally

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

independent under US GAAP, certain transactions were not bifurcated when analyzing whether they represented one or multiple individual properties. However, under IFRS the Company believes that determination of functionally independent is not required in determining whether bifurcation of whether a sale of a property has occurred.

The sale and leaseback arrangements for which a partial gain is recognized immediately under IFRS do not qualify for sale and leaseback accounting under US GAAP as described above and therefore they are required to be accounted for as a financing whereby: (i) the real estate remains on the Company’s balance sheet subject to normal depreciation policies of the Company (ii) the proceeds received by the Company for the transaction are recorded as a loan which accrues interest, (iii) and the Company recognizes rental income and cash received on the portion of the building not derecognized for US GAAP purposes that it is then redirected to the lender as cash paid over the term of the transaction is allocated to interest and principal payments on the recorded loan.

As a result of the difference between IFRS and US GAAP described above, certain gains that were recognized at the date of sale under IFRS have been deferred under US GAAP as it was deemed a single sale and leaseback transaction for US GAAP purposes. Additionally, during the lease term the Company recognizes the net impact of certain costs, such as depreciation and interest expense that continue to be incurred and related rental income from assumed subleases are recognized over the lease term under US GAAP , that under IFRS are not recognized as the partial property was derecognized.

33e Pensions

According to IFRS, pensions are accounted for under IAS 19. Under IFRS, defined benefit obligations and expenses are actuarially determined in a similar manner to US GAAP under SFAS 87, “Employers’ accounting for pensions,” using the projected credit unit method. However, as described in Note 1, the actuarial gains and losses were reset by the Company upon adoption of IFRS on January 1, 2004, while under US GAAP unrecognized gains and losses continue to be amortized. As a result, net periodic pension expense under US GAAP differs from net periodic pension expense under IFRS due to differences in the amortization of unrecognized actuarial gains and losses.

Additionally, under US GAAP an additional minimum pension liability must be recognized and charged to equity when the accumulated benefit obligation excesses the sum of the fair value of plan assets and unrecognized prior service cost, if any, and this excess is not covered by the liability recognized on the balance sheet. Such “minimum liability” is not required under IFRS.

As a result of the differences between IFRS and US GAAP described above, timing differences arise between IFRS and US GAAP regarding the recognition of pension expenses and pension liabilities.

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

33f Restructuring provisions

Under US GAAP, restructuring costs are measured at fair value and are recorded in the period in which the liability is incurred rather than at the date of commitment to a plan by management. For involuntary employee termination benefits, if employees are not required to render services until they are terminated in order to receive the termination benefits or if employees will not be retained to render service beyond the minimum retention period, a liability for the termination benefits is recognized and measured at its fair value at the date that the plan is communicated to the employees. If employees are required to render services until they are terminated in order to receive the termination benefits and will be retained to render service beyond the minimum retention period, the liability for the termination benefits is measured initially at the communication date, based on the fair value of the liability as of the termination date, and then recognized ratably over the future service period.

A liability for costs to terminate a contract before the end of its term is recognized and measured at its fair value when the entity terminates the contract. A liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the entity is recognized and measured at its fair value when the entity ceases using the right conveyed by the contract. A liability for other costs of a restructuring plan is recognized and measured at its fair value in the period in which the liabilities are incurred (generally, when goods or services associated with the activity are received). The liability is not recognized before it is incurred, even if the costs are incremental to other operating costs and will be incurred as a direct result of a plan.

IFRS allows restructuring provisions, including both voluntary and involuntary benefits, and other costs associated with the restructuring to be recorded when a commitment to the plan is demonstrated via a public announcements, sufficient details are available, and the amounts can be reasonably estimated. However, if there is a requirement for service in connection with termination benefits, the costs associated with such benefits are recognized over the service period similar to US GAAP.

As a result of the differences between IFRS and US GAAP described above, timing differences have arisen between IFRS and US GAAP regarding the recognition of certain restructuring costs as liabilities in the consolidated balance sheets and expenses in the consolidated income statements.

33g Guarantees

Under IFRS, the Company does not record a liability pursuant to a guarantee granted by the Company to a third party unless (i) the entity has a present obligation (legal or constructive) as a result of a past event and (ii) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation. Rather, the Company records such amounts in an off-balance sheet account called contingent liabilities.

Prior to 2003, under US GAAP the Company would not record a liability pursuant to a guarantee granted by the Company to a third party unless it was probable that payments would be required under that guarantee and the amount of the payments could be reasonably

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

estimated. In November 2002, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others “(“FIN 45”). FIN 45 requires that the Company recognize, at the inception of a guarantee, a liability measured at fair value for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The fair value of the guarantee is recognized even if it not probable that payments will be required under the guarantee. Subsequent to the recognition of the obligation for the guarantee at fair value, the liability is amortized to earnings over the term of the guarantee. FIN 45 was applicable on a prospective basis to certain guarantees issued or modified after 2002.

As a result of the differences between IFRS and US GAAP described above, certain liabilities have been recognized in the consolidated balance sheet under US GAAP at the date of issuance of the guarantee. Subsequent amortization of the guarantee obligation to earnings also creates differences between IFRS and US GAAP.

33h Embedded derivatives

The embedded derivatives are related to lease agreements in Rimi Baltic denominated in US dollars. Under US GAAP these agreements are considered to have embedded foreign currency derivatives that are required to be separately accounted for at fair value with gains and losses recognized in the income statement. Under IFRS, because the lease payments are denominated in a currency that is commonly used in the economic environment in which the transactions take place, the embedded feature is not accounted for separately.

33i Minority interest

In accordance with IFRS minority interests are presented as an item within equity and the profit attributable to minority interests is specified below the net income line. Under US GAAP, minority interests are shown as a separate category from equity and liabilities in the balance sheet and the share of profit attributable to minority interests is shown as a separate line in the income statement.

33j Deferred income taxes

Adjustments for deferred income taxes in the reconciliation to US GAAP are attributable to the taxable differences described above based on the effective tax rate for each period.

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

Recent US GAAP accounting pronouncements

In February 2006, the FASB issued Statement No. 155 (“SFAS 155”), “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133. and 140.” SFAS 155 provides entities with relief from having to separately determine the fair value of an embedded derivative that would otherwise be required to be bifurcated from its host contract in accordance with Statement 133. The provisions of this statement will be effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company is in the process of evaluating the impact, if any, of SFAS No. 155, on the Company’s consolidated financial statements.

In March 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 156, Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140 (“SFAS 156”). SFAS 156 requires recognition of a servicing asset or liability at fair value each time an obligation is undertaken to service a financial asset by entering into a servicing contract. SFAS 156 also provides guidance on subsequent measurement methods for each class of servicing assets and liabilities and specifies financial statement presentation and disclosure requirements. This statement is effective for fiscal years beginning after Sept. 15, 2006. The Company is in the process of evaluating the impact, if any, of SFAS No. 156, on the Company’s consolidated financial statements.

In November 2005, the FASB issued FSP FIN 45-3, “Application of FASB Interpretation No.45 to Minimum Revenue Guarantees Granted to a Business or Its Owners” (“FIN 45-3”). FIN 45-3 requires provisions for guarantees granted to a business or its owner(s) that the revenue of the business (or a specific portion of the business) for a specified period of time will be at least a specified amount. The Company is in the process of evaluating the impact, if any, of FIN 45-3 on the Company’s consolidated financial statements.

In October 2005, the FASB issued FSP No. FAS 13-1, “Accounting for Rental Costs Incurred during a Construction Period” (“FSP No. FAS 13-1”). FSP No. FAS 13-1 requires rental costs associated with operating leases that are incurred during a construction period to be recognized as rental expense. The Company is required to adopt the guidance of FSP No. FAS 13-1 with respect to the first reporting period beginning after December 15, 2005. The Company will apply the new guidance retrospectively from the earliest date practicable. The Company is in the process of evaluating the impact of FSP No. FAS 13-1 on its future consolidated financial statements.

In November 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets—An Amendment of APB No. 29” (“SFAS No. 153”). The provisions of SFAS No. 153 are effective for asset exchanges occurring in financial periods beginning after June 15, 2005. SFAS No. 153 eliminates the exception to the fair value requirements, which applied to exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance (i.e., transactions that are not expected to result in significant changes in the cash flows of the reporting entity). The Company does not

ICA AB and Subsidiaries

Notes to consolidated Financial Statements (Amounts in millions of SEK)

Years Ended December 31, 2005 and 2004 (unaudited)

believe that the adoption of SFAS No. 153 will have a significant effect on its future consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, A Replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”). SFAS No. 154 requires retrospective application of changes in accounting principles to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also requires that the retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in non-discretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS No. 154 also requires that a change in depreciation, amortization, or depletion method for non-current, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in financial years beginning after December 15, 2005. The Company will apply SFAS No. 154 on a prospective basis as required.